As filed with the Securities and Exchange Commission on November 12, 2008
Registration No. 333-150876

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 6

to

Form S-1

REGISTRATION STATEMENT
THE SECURITIES ACT OF 1933

Grand Canyon Education, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	8221	20-3356009
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3300 W. Camelback Road
Phoenix, Arizona 85017
(602) 639-7500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher C. Richardson
General Counsel
Grand Canyon Education, Inc.
3300 W. Camelback Road
Phoenix, Arizona 85017
(602) 639-7500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven D. Pidgeon, Esq.	Mark A. Stegemoeller, Esq.
David P. Lewis, Esq.	Steven B. Stokdyk, Esq.
DLA Piper LLP (US)	Latham & Watkins LLP
2415 East Camelback Road, Suite 700	355 South Grand Avenue
Phoenix, Arizona 85016	Los Angeles, California 90071
(480) 606-5100	(213) 485-1234

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note

This Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-150876) is being filed solely for the purpose of filing a revised version of Exhibit 3.1 and Exhibit 3.2, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement, other than underwriting discounts and commissions. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. filing fee. The following expenses will be borne solely by the registrant.

SEC registration fee	$9,491
FINRA filing fee	24,650
Nasdaq listing fee	125,000
Legal fees and expenses	2,500,000
Accounting fees and expenses	2,600,000
Printing expenses	550,000
Transfer agent fees and expenses	50,000
Miscellaneous expenses	240,859

Total	$6,100,000

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 8.1 of our bylaws that will be in effect upon completion of this offering will provide that we will indemnify, to the fullest extend permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Section 8.1 of our bylaws that will be in effect upon completion of this offering will further provide for the advancement of expenses to each of our officers and directors.

Article VIII of our charter that will be in effect upon completion of this offering will provide that, to the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

We also intend to maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of charter or bylaws.

In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our charter and bylaws.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Preferred Stock

On March 31, 2005, we sold $14.0 million aggregate principal amount of notes to the Endeavour Entities. On August 24, 2005, we sold 5,953 shares of our newly designated Series A convertible preferred stock at a purchase price of $3,233.67 per share, or $19.3 million total, of which 4,948 shares were sold to the Endeavour Entities and 1,005 shares were sold to 220 GCU, L.P. A substantial portion of the purchase price paid by the Endeavour Entities was paid through the contributions to us of the notes that were previously issued to the Endeavour Entities. The sales were made in reliance on Section 4(2) of the Securities Act.

On December 31, 2005, we issued 2,163 shares of our newly designated Series B preferred stock and received gross proceeds of approximately $7.0 million, or $3,236.25 per share, in the form of a stock subscription receivable. The receivable was subsequently paid in April 2006. Of these shares, 1,298 were sold to the Endeavour Entities and 865 were sold to Rich Crow Enterprises, LLC. The sales were made in reliance on Section 4(2) of the Securities Act.

On December 18, 2007, we sold an aggregate of 3,829 shares of our newly designed Series C preferred stock at a purchase price of $3,500 per share, or approximately $13.4 million total, of which 1,675 shares were sold to the Endeavour Entities, 834 shares were sold to Rich Crow Enterprises, LLC, and 935 shares were sold to the 220 Entities. The purchase price payable by Rich Crow Enterprises for its shares of Series C preferred stock was paid in part by the exchange of the 865 outstanding shares of Series B preferred stock it purchased in 2006. The sales were made in reliance on Rule 506 of Regulation D promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Number	Description

1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation#
3.2	Amended and Restated Bylaws#
4.1	Specimen of Stock Certificate
4.2	Amended and Restated Investor Rights Agreement, dated September 17, 2008, by and among Grand Canyon Education, Inc. and the other parties named therein
5.1	Opinion of DLA Piper LLP (US)
10.1	Amended and Restated Executive Employment Agreement, dated September 10, 2008, by and between Grand Canyon Education, Inc. and Brent Richardson†
10.2	Amended and Restated Executive Employment Agreement, dated September 10, 2008, by and between Grand Canyon Education, Inc. and Christopher Richardson†
10.3	Amended and Restated Senior Management Agreement, dated September 10, 2008, by and between Grand Canyon Education, Inc. and John Crowley†
10.4	2008 Equity Incentive Plan†
10.5	2008 Employee Stock Purchase Plan†
10.6	Lease Agreement, effective June 28, 2004, by and between Spirit Finance Acquisitions, LLC and Significant Education, LLC
10.7	First Amendment to Lease Agreement, effective September 24, 2004, by and between Spirit Finance Acquisitions, LLC and Significant Education, LLC
10.8	Second Amendment to Lease Agreement, effective August 23, 2005, by and between Spirit Master Funding, LLC and Significant Education, LLC
10.9	Third Amendment to Lease Agreement, effective June 2006, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.10	Fourth Amendment to Lease Agreement, effective August 9, 2006, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.11	Fifth Amendment to Lease Agreement, effective December 31, 2006, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.12	Sixth Amendment to Lease Agreement, effective September 30, 2007, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.13	Seventh Amendment to Lease Agreement, effective March 28, 2008, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.14	License Agreement, dated June 30, 2004, by and between Blanchard Education, LLC and Significant Education, LLC
10.15	Letter Agreement, dated February 6, 2006, by and between The Ken Blanchard Companies and Grand Canyon University

Number	Description

10.16	Amendment to License Agreement, dated May 8, 2008, by and between Blanchard Education, LLC and Grand Canyon Education, Inc.
10.17	Collaboration Agreement, dated July 11, 2005, by and between Mind Streams, LLC and Significant Education, LLC (as supplemented by Project One and Project Two)
10.18	Executive Employment Agreement, dated June 25, 2008, by and between Grand Canyon Education, Inc. and Daniel E. Bachus†
10.19	Executive Employment Agreement, dated June 25, 2008, by and between Grand Canyon Education, Inc. and Brian E. Mueller†
10.20	Executive Employment Agreement, dated June 25, 2008, by and between Grand Canyon Education, Inc. and W. Stan Meyer†
10.21	Form of Director and Officer Indemnity Agreement
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney
99.1	Consent of David J. Johnson
99.2	Consent of Jack A. Henry

Significant Education, LLC is the predecessor to Significant Education, Inc., which is the former name of Grand Canyon Education, Inc.

#	Filed herewith.

†	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial Statement Schedules

All schedules are omitted because they are not required, are not applicable or, the information is included in the financial statements or the notes thereto.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

We hereby undertake that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on November 12, 2008.

GRAND CANYON EDUCATION, INC.

By:	/s/ Brian E. Mueller
Brian E. Mueller
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brent D. Richardson	Executive Chairman	November 12, 2008

/s/ Brian E. Mueller Brian E. Mueller	Chief Executive Officer (Principal Executive Officer)	November 12, 2008

/s/ Daniel E. Bachus Daniel E. Bachus	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	November 12, 2008

/s/ Christopher C. Richardson Christopher C. Richardson	General Counsel and Director	November 12, 2008

* D. Mark Dorman	Director	November 12, 2008

* Chad N. Heath	Director	November 12, 2008

*By: /s/ Christopher C. Richardson Christopher C. Richardson Attorney-in-fact

EXHIBIT INDEX

Number	Description

1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation#
3.2	Amended and Restated Bylaws#
4.1	Specimen of Stock Certificate
4.2	Amended and Restated Investor Rights Agreement, dated September 17, 2008, by and among Grand Canyon Education, Inc. and the other parties named therein
5.1	Opinion of DLA Piper LLP (US)
10.1	Amended and Restated Executive Employment Agreement, dated September 10, 2008, by and between Grand Canyon Education, Inc. and Brent Richardson†
10.2	Amended and Restated Executive Employment Agreement, dated September 10, 2008, by and between Grand Canyon Education, Inc. and Christopher Richardson†
10.3	Amended and Restated Senior Management Agreement, dated September 10, 2008, by and between Grand Canyon Education, Inc. and John Crowley†
10.4	2008 Equity Incentive Plan†
10.5	2008 Employee Stock Purchase Plan†
10.6	Lease Agreement, effective June 28, 2004, by and between Spirit Finance Acquisitions, LLC and Significant Education, LLC
10.7	First Amendment to Lease Agreement, effective September 24, 2004, by and between Spirit Finance Acquisitions, LLC and Significant Education, LLC
10.8	Second Amendment to Lease Agreement, effective August 23, 2005, by and between Spirit Master Funding, LLC and Significant Education, LLC
10.9	Third Amendment to Lease Agreement, effective June 2006, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.10	Fourth Amendment to Lease Agreement, effective August 9, 2006, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.11	Fifth Amendment to Lease Agreement, effective December 31, 2006, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.12	Sixth Amendment to Lease Agreement, effective September 30, 2007, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.13	Seventh Amendment to Lease Agreement, effective March 28, 2008, by and between Spirit Master Funding, LLC and Significant Education, Inc.
10.14	License Agreement, dated June 30, 2004, by and between Blanchard Education, LLC and Significant Education, LLC
10.15	Letter Agreement, dated February 6, 2006, by and between The Ken Blanchard Companies and Grand Canyon University
10.16	Amendment to License Agreement, dated May 8, 2008, by and between Blanchard Education, LLC and Grand Canyon Education, Inc.
10.17	Collaboration Agreement, dated July 11, 2005, by and between Mind Streams, LLC and Significant Education, LLC (as supplemented by Project One and Project Two)
10.18	Executive Employment Agreement, dated June 25, 2008, by and between Grand Canyon Education, Inc. and Daniel E. Bachus†
10.19	Executive Employment Agreement, dated June 25, 2008, by and between Grand Canyon Education, Inc. and Brian E. Mueller†
10.20	Executive Employment Agreement, dated June 25, 2008, by and between Grand Canyon Education, Inc. and W. Stan Meyer†
10.21	Form of Director and Officer Indemnity Agreement
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney

Number	Description

99.1	Consent of David J. Johnson
99.2	Consent of Jack A. Henry

Significant Education, LLC is the predecessor to Significant Education, Inc., which is the former name of Grand Canyon Education, Inc.

#	Filed herewith.

†	Indicates a management contract or any compensatory plan, contract or arrangement.